UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2011

ENZON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

20 Kingsbridge Road, Piscataway, New Jersey	08854

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 541-8600

685 Route 202/206, Bridgewater, New Jersey, 08807

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2011, the Board of Directors (the “Board”) of Enzon Pharmaceuticals, Inc. (“Enzon”) appointed Richard C. Mulligan, Ph.D., one of the current members of the Board, to serve as Vice-Chairman of the Board, effective immediately.

In addition, on March 14, 2011, Rolf Classon, one of the current members of the Board, provided notice to Enzon that he will not stand for reelection to the Board at Enzon’s 2011 Annual Meeting of Stockholders, which is presently scheduled for May 10, 2011 (the “2011 Annual Meeting”). Mr. Classon’s decision not to stand for reelection to the Board is not the result of any disagreement with Enzon on any matter relating to Enzon’s operations, policies or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 11, 2011, the Board approved and adopted the Second Amended and Restated By-Laws of Enzon (as amended, the “Bylaws”). Section 2.10 of the Bylaws was amended to provide that, commencing with the 2011 Annual Meeting, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), each member of the Board will be elected only if the votes cast for the director exceed the votes cast against the director, rather than by plurality voting. Plurality voting is retained for contested elections.

The Board also adopted a policy in furtherance of the majority voting principles added by the aforementioned amendment to the Bylaws. Under the Board’s policy, in uncontested elections, a director nominee who does not receive the required votes for election or re-election is expected to tender his or her resignation to the Board. In addition, the Board will only nominate for election or re-election candidates who agree to tender resignations if they fail to receive the required votes. The resignation tendered by a nominee will be effective automatically on the 60th day following the annual meeting at which the nominee failed to receive the required vote, unless the Board decides to suspend the resignation for so long as the Board determines that such resignation would cause the Board or committees thereof to fail to comply with Enzon’s bylaws, the Delaware General Corporation Law, the listing requirements of The Nasdaq Stock Market LLC or any regulation promulgated by the Securities Exchange Commission. Enzon will publicly disclose the Board’s determination regarding suspension of the tendered resignation and the rationale behind the decision.

In addition, Section 2.15 of the Bylaws, regarding advance notice of stockholder nominations to the Board and other proposals, was amended to provide that if a stockholder nominates a candidate to the Board, the stockholder must provide, in addition to the other information required by Section 2.15, a statement whether the nominee, if elected, intends to tender an irrevocable resignation effective upon such person’s failure to receive the required vote, as will be provided by candidates nominated by the Board, in accordance with the Board’s resignation policy described above.

The foregoing description does not purport to be a complete description of the amendments to the Bylaws or the Board’s resignation policy. The above description is qualified in its entirety by reference to Enzon’s Second Amended and Restated By-Laws, a copy of which is attached as Exhibit 3.2 to this Current Report on Form 8-K, and to its Board Resignation Policy, which is available on Enzon’s website at www.enzon.com. A copy of Enzon’s press release regarding the appointment of Richard C. Mulligan, Ph.D. as Vice-Chairman of the Board and the Board’s implementation of majority voting is included in this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

3.2	Second Amended and Restated By-Laws of Enzon Pharmaceuticals, Inc.
99.1	Press Release of Enzon Pharmaceuticals, Inc. dated March 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2011

By:	/s/ Andrew Rackear

Andrew Rackear
Vice President and General Counsel